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Filed Pursuant to Rule 424(b)(2) Registration No. 333-70330

PROSPECTUS SUPPLEMENT
(To prospectus dated November 28, 2001)

6,130,007 shares

VALENTIS, INC.

Common Stock

    We are selling 6,130,007 shares of our common stock.

    Our common stock is listed on the Nasdaq National Market under the symbol "VLTS." On December 21, 2001, the last reported sale price for our common stock on the Nasdaq National Market was $2.50 per share.

    See "Risk Factors" beginning on page 2 of the prospectus accompanying this prospectus supplement for a discussion of material risks that you should consider before you invest in our common stock.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$2.250	$13,792,516
Underwriting discounts and commissions	$0.135	$827,551
Proceeds, before expenses, to Valentis, Inc.	$2.115	$12,964,965

    We have granted the underwriter the right to purchase up to an additional 919,501 shares of common stock to cover over-allotments.

    Wells Fargo Van Kasper, LLC expects to deliver the shares to purchasers on December 27, 2001.

Wells Fargo Van Kasper, LLC

The date of this prospectus supplement is December 21, 2001.

Prospectus Supplement

THE COMPANY	S-3
THE OFFERING	S-3
USE OF PROCEEDS	S-4
UNDERWRITING	S-4
LEGAL MATTERS	S-5

Prospectus

THE COMPANY	1
RISK FACTORS	2
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	9
USE OF PROCEEDS	9
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS	9
GENERAL DESCRIPTION OF SECURITIES	10
DESCRIPTION OF PREFERRED STOCK	10
DESCRIPTION OF COMMON STOCK	13
DESCRIPTION OF WARRANTS	13
PLAN OF DISTRIBUTION	14
USE OF PROSPECTUS	15
INCORPORATION BY REFERENCE	16
AVAILABLE INFORMATION	16
LEGAL MATTERS	17
EXPERTS	17

    This prospectus supplement relates to the offer and sale by us of up to 7,049,508 (including 919,501 shares of common stock subject to the underwriter's over-allotment option) shares of our common stock pursuant to the accompanying prospectus. You should rely only on information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. Neither we nor the underwriter have authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates, regardless of time of delivery of this prospectus supplement and accompanying prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since those dates.

S–2

THE COMPANY

    We were originally incorporated in California in April 1992 as Megabios Corporation and were reincorporated in Delaware in August 1997 in connection with our initial public offering. In April 1999, we changed our name to Valentis, Inc. We are a biopharmaceutical company engaged in the discovery and development of biopharmaceutical delivery. In particular, we are engaged in gene delivery technology using synthetic, non-viral gene delivery systems, and in the delivery of proteins, antibodies and viruses using proprietary PEGylation (the attachment of polyethylene glycol (PEG) polymer chains) technology. We develop novel therapeutics and improved versions of existing marketed biopharmaceuticals in several therapeutic areas including cardiovascular disorders, oncology, hematology and immunology.

    Our executive offices are located at 863A Mitten Road, Burlingame, California 94010, and our telephone number is (650) 697-1900. Valentis, Inc. and the Valentis logo are our service marks. All other service marks and all brand names or trademarks appearing in this prospectus supplement and the accompanying prospectus are the property of their respective holders.

THE OFFERING

Common stock offered	6,130,007 shares
Common stock to be outstanding after this offering	36,199,956 shares
Use of proceeds
We will use the net proceeds from the sale of the common stock offered hereby for general corporate purposes, which may include funding research, development and product manufacturing, increasing our working capital, reducing indebtedness, acquisitions or investments in businesses, products or technologies that are complementary to our own, and capital expenditures.
Nasdaq National Market symbol	VLTS

    The number of shares of our common stock to be outstanding after this offering is based on the number of shares of common stock outstanding as of the date of this prospectus supplement and does not include:

  •
  3,706,764 shares issuable upon exercise of stock options outstanding under our stock option plans as of the date of this prospectus supplement;

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  4,664,971 shares available for future grant or issuance pursuant to our employee stock purchase plan and stock option plans;

  •
  3,499,996 shares issuable upon the conversion of our currently outstanding Series A convertible redeemable preferred stock; and

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  1,266,828 shares issuable upon the exercise of our currently outstanding Class A and Class B warrants.

    The foregoing information assumes no exercise of the underwriter's over-allotment option in this offering.

S–3

USE OF PROCEEDS

    We estimate that the net proceeds from the sale of our common stock in this offering will be approximately $12.6 million, after deducting underwriting discounts and commissions and our estimated offering expenses. We will use the net proceeds from the sale of the common stock offered hereby for general corporate purposes, which may include funding research, development and product manufacturing, increasing our working capital, reducing indebtedness, acquisitions or investments in businesses, products or technologies that are complementary to our own, and capital expenditures. We have no agreements with respect to any acquisitions as of the date of this prospectus supplement. Pending application of the net proceeds, we expect to invest the proceeds in investment-grade, interest-bearing securities.

UNDERWRITING

    Wells Fargo Van Kasper, LLC has agreed, subject to the terms and conditions in the underwriting agreement by and between us and Wells Fargo Van Kasper, LLC, to purchase from us 6,130,007 shares of common stock, at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement. The underwriting agreement provides that the obligations of Wells Fargo Van Kasper, LLC are subject to certain conditions precedent.

    Wells Fargo Van Kasper, LLC has advised us that they propose initially to offer the shares of common stock to the public on the terms set forth on the cover page of this prospectus supplement. Wells Fargo Van Kasper, LLC may allow selected dealers a concession of not more than $0.135 per share. This offering price and other selling terms may be changed by Wells Fargo Van Kasper, LLC. The common stock is offered subject to receipt and acceptance by Wells Fargo Van Kasper, LLC and to certain other conditions, including the right to reject orders in whole or in part.

    We have granted Wells Fargo Van Kasper, LLC an over-allotment option, exercisable from time to time up to 30 days from the date of this prospectus supplement, to purchase up to a maximum of 919,501 additional shares of common stock to cover over-allotments made in connection with this offering, if any, at the same price per share as the initial shares to be purchased by Wells Fargo Van Kasper, LLC.

    The following table summarizes the compensation to be paid by us to Wells Fargo Van Kasper, LLC.

	PER SHARE	NO EXERCISE OF OVER-ALLOTMENT OPTION	FULL EXERCISE OF OVER-ALLOTMENT OPTION
Underwriting discounts and commissions	$0.135	$827,551	$951,684

    We have agreed to reimburse Wells Fargo Van Kasper, LLC for expenses incurred in connection with this offering up to an amount equal to one percent of the initial offering price to the public of the shares of common stock sold in this offering (including any shares sold upon the exercise of the underwriter's over-allotment option).

    We estimate that total expenses, excluding underwriting discounts and commissions, of this offering will be approximately $400,000.

    The underwriting agreement provides that we will indemnify Wells Fargo Van Kasper, LLC against certain liabilities, including civil liabilities under the Securities Act of 1933, or will contribute to payments that may be required to be made in respect thereof.

    Certain of our officers and directors may purchase shares in this offering at the public offering price.

S–4

    Our officers and directors have agreed that, for a period of 60 days after the date of this prospectus supplement, they will not offer, sell, or otherwise dispose of any common stock owned by them without the prior written consent of Wells Fargo Van Kasper, LLC. They need not obtain consent, however, for bona fide gifts or transfers of common stock to immediate family members or to a trust for their benefit or the benefit of an immediate family member. We have also agreed not to issue, offer, sell, grant options to purchase or otherwise dispose of any of our equity securities for a period of 60 days after the date of this prospectus supplement without the prior written consent of Wells Fargo Van Kasper, LLC, except that, generally, no consent is required for grants and exercises of stock options, issuances of stock upon exercise or conversion of presently outstanding warrants and convertible securities, under our existing employee compensation plans or as dividends on our outstanding Series A preferred stock, as provided in our charter. In evaluating any request for a waiver of the 60-day lock-up period, Wells Fargo Van Kasper, LLC currently intends to consider, in accordance with its customary practice, all relevant facts and circumstances at the time of the request, including, without limitation, the recent trading market for our common stock, the number of shares subject to the request and, with respect to any request that we may make to issue additional equity securities, the purpose of an issuance.

    In connection with this offering, Wells Fargo Van Kasper, LLC and selling group members (if any) and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of our common stock. These transactions may include stabilization transactions effected in accordance with Regulation M under the Securities and Exchange Act of 1934, pursuant to which these persons may bid for or purchase our common stock for the purpose of stabilizing its market price, including during the business day prior to the pricing of the offering and before the commencement of offers or sales of the common stock offered hereby. Passive market makers must comply with applicable volume and price limitations and must be identified as such. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid of such security; if all independent bids are lowered below the passive market makers' bid, however, its bid must then be lowered when certain purchase limits are exceeded. In addition, Wells Fargo Van Kasper, LLC also may create a short position for its account by selling more common stock in connection with this offering than it is committed to purchase from us and, in that case, may purchase common stock in the open market following completion of this offering to cover all or a portion of a short position. Wells Fargo Van Kasper, LLC also may cover all or a portion of a short position by exercising the underwriter's over-allotment option referred to above. Any of the transactions described in this paragraph may result in the maintenance of the price of our common stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if undertaken, may be discontinued at any time.

LEGAL MATTERS

    Certain legal matters with respect to the securities offered hereby will be passed upon for us by Latham & Watkins, Menlo Park, California. Alan C. Mendelson, one of our directors, is a partner of Latham & Watkins. Legal matters in connection with this offering will be passed upon for the underwriter by Sidley Austin Brown & Wood LLP, San Francisco, California.

S–5

PROSPECTUS

$45,000,000

VALENTIS, INC.

Preferred Stock
Common Stock
Equity Warrants

    We may, from time to time in one or more offerings, sell up to $45,000,000 in the aggregate of:

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  shares of our preferred stock, par value $0.001 per share, in one or more series;

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  shares of our common stock, par value $0.001 per share;

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  warrants to purchase our preferred stock or our common stock; or

  •
  any combination of the foregoing.

    We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

    See "Risk Factors" beginning on page 2 for a discussion of material risks that you should consider before you invest in our securities being sold with this prospectus.

    Our common stock is traded on the Nasdaq National Market under the symbol "VLTS." On November 20, 2001, the last reported sale price for our common stock on the Nasdaq National Market was $3.66 per share.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 28, 2001.

THE COMPANY	1
RISK FACTORS	2
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	9
USE OF PROCEEDS	9
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS	9
GENERAL DESCRIPTION OF SECURITIES	10
DESCRIPTION OF PREFERRED STOCK	10
DESCRIPTION OF COMMON STOCK	13
DESCRIPTION OF WARRANTS	13
PLAN OF DISTRIBUTION	14
USE OF PROSPECTUS	15
INCORPORATION BY REFERENCE	16
AVAILABLE INFORMATION	16
LEGAL MATTERS	17
EXPERTS	17

i

THE COMPANY

    We were originally incorporated in California in April 1992 as Megabios Corporation, and were reincorporated in Delaware in August 1997 in connection with our initial public offering. In April 1999 we changed our name to Valentis, Inc. We are a biopharmaceutical company engaged in the discovery and development of biopharmaceutical delivery. In particular, we are engaged in gene delivery using synthetic, non-viral gene delivery systems, and in the delivery of proteins, antibodies and viruses using proprietary PEGylation (the attachment of polyethylene glycol (PEG) polymer chains) technology. We develop novel therapeutics and improved versions of existing marketed biopharmaceuticals in several therapeutic areas including cardiovascular disorders, oncology, hematology and immunology.

    Our executive offices are located at 863A Mitten Road, Burlingame, California 94010, and our telephone number is (650) 697-1900. Valentis, Inc. and the Valentis logo are our service marks. All other service marks and all brand names or trademarks appearing in this prospectus are the property of their respective holders.

RISK FACTORS

Development and commercial introduction of our gene therapy and other products will require several years of research and development and clinical trials and must satisfy applicable government regulations.

    Substantially all of our potential products currently are in research, preclinical development or the early stages of clinical testing, and commercialization of those products will not occur for at least the next several years, if at all. Moreover, some of our potential products, including our PEG products and our Genemedicine™ products for hematology and infectious diseases, are in the early stages of research and development, and we may abandon further development efforts on these potential products before they reach clinical trials. Gene therapeutics and PEGylation technologies are new fields and may not lead to commercially viable pharmaceutical products.

    Prior to commercialization, a potential drug or biological product must undergo rigorous clinical trials that meet the requirements of the Food and Drug Administration, or FDA, in order to demonstrate safety and efficacy in humans. We have less than three years of experience in conducting clinical trials, and we may encounter problems that cause us, or the FDA, to delay, suspend or terminate these studies and trials. Problems we may encounter include the unavailability of preferred sites for conducting the trials, an insufficient number of test subjects and other factors which may delay the advancement of our clinical trials, lead to increased costs and possibly the termination of the clinical trials altogether. Furthermore, the FDA may suspend clinical trials at any time if it believes the subjects participating in the trials are being exposed to unacceptable health risks or if it finds deficiencies in the clinical trial process or the conduct of the investigation. While many of these risks are common to biotechnology companies in general, in light of the issues raised in 2000 when the FDA stopped a gene therapy clinical trial due to the death of a patient, we may face greater risks in this area than other biotechnology companies because of our focus on gene-based therapeutics.

    Even if we successfully complete the required preclinical testing and clinical trials, we may not be able to obtain the regulatory approvals necessary to market our gene therapy and other products in the United States or abroad. The approval procedures for marketing outside the United States vary among countries and can involve additional testing. We have no experience with the regulatory process, which for our industry tends to be costly, time-consuming and subject to unpredictable delays. Accordingly, we cannot predict with any certainty how long it will take or how much it will cost to obtain regulatory approvals for manufacturing and marketing our gene therapy and other products, or whether we will be able to obtain those regulatory approvals at all.

We must attract and retain corporate partners to develop and market our gene therapy or other products.

    Our business strategy is to attract business partners to fund or conduct research and development, clinical trials, manufacturing, marketing and sales of our gene therapy or other products. Our current corporate collaborations include arrangements with Roche Holdings, for cancer immunotherapeutics based on the Interleukin-2, Interleukin-12 and Interferon-alpha genes; and DSM Biologics and QIAGEN, N.V., for plasmid DNA manufacturing.

    We are highly dependent upon our corporate collaborations as a source of funding for our research and development and clinical trials. However, we face intense competition from many other companies for corporate collaborations, for establishing relationships with academic and research institutions and for obtaining licenses to proprietary technology. Should we not receive research funds or not achieve the milestones of our corporate collaborations, or if our corporate collaborations are breached or terminated or we fail to enter into additional corporate collaborations or obtain necessary licenses as necessary and on favorable terms, our business would be harmed.

    We believe that our partners will be motivated to develop, market and distribute potential products based on our technologies, and we have no reason to believe that they are not in fact pursuing those efforts. However, we cannot control whether our existing or future partners will commit sufficient resources to commercialize our products on a timely basis or whether they will pursue the development or marketing of competing products. If our business partners do not successfully market and distribute our products, we will be forced to develop sufficient marketing and distribution capabilities on our own, at significant expense and potentially without the management resources to do so. If we are unable to develop sufficient marketing and distribution capabilities though our partners or on our own, our business will fail.

We must rely on our partners to demonstrate large-scale manufacturing capabilities in order to be successful.

    Our limited manufacturing experience makes our ability to successfully introduce our potential products more difficult than it would be otherwise. Although we entered into the pAlliance™, a strategic collaboration with DSM Biologics and Qiagen N.V., for manufacturing and supplying plasmid DNA to the gene therapy industry, neither DSM nor any third party has successfully manufactured plasmid DNA on a sustained large-scale commercial basis. We will depend on DSM, another contract manufacturer and/or our corporate partners for commercial-scale manufacturing of our products. DSM, another contract manufacturer and/or our corporate partners may be unable to develop adequate manufacturing capabilities for commercial-scale quantities of gene products. If DSM or third parties are unable to establish and maintain large-scale manufacturing capabilities, we will be unable to introduce sufficient product to sustain our business.

Problems in our partners' manufacturing facilities may delay clinical trials or regulatory approval for Del-1 and future products.

    Drug-manufacturing facilities in the United States must comply with the FDA's Good Manufacturing Practice regulations. Such facilities are subject to periodic inspection by the FDA and state authorities. Manufacturers of biologics also must comply with the FDA's general biological product standards and also may be subject to state regulation. We may be unable to ensure that our contract manufacturers attain or maintain compliance with current or future Good Manufacturing Practice requirements. For example, in August 2001, we discovered manufacturing issues at our contract manufacturer that may impact Del-1 and intravenous IL-2 clinical trials. When we discovered the issues, we postponed enrollment in the clinical trials for both products until we could fully assess their impact. We also informed the FDA of the issues. On September 19, 2001, the FDA placed a clinical hold on our Del-1 clinical trial. We currently are in discussions with the FDA and are determining the impact of the manufacturing issues on the clinical trials. The FDA may not allow us to use the materials already manufactured for use in the Del-1 and intravenous IL-2 trials and may require us to manufacture new materials and further delay the initiation of the clinical trials. We have begun remanufacturing additional materials, but the remanufactured lots of Del-1 will not be available for use until at least December 2001, and the remanufactured lots of IL-2 will not be available for use until at least the first quarter of 2002.

    If we were to discover other problems, the FDA could suspend or further delay our clinical trials or place restrictions on our ability to conduct clinical trials, including the mandatory withdrawal of the product from the clinical trials. This, or an unexpected increase in the cost of compliance, could hinder our ability to develop products for commercialization.

If the success of our potential products in animal models is not replicated in our human clinical trials, the development of our gene therapy or other products will be negatively impacted.

    Although a number of our potential products, including Del-1 and intravenous IL-2, have shown successful results in early stage animal models, these results may not be replicated in our human clinical trials for those products. In addition, human clinical results could be different from our expectations following our preclinical studies with large animals. If results in our human clinical trials for a particular product are not consistent with the results in the animal models, then we may have to return the product to preclinical development or abandon development of the potential product.

The results of our early clinical trials are based on a small number of patients over a short period of time, and our success may not be indicative of results in a large number of patients or long term efficacy.

    While we have obtained positive data in some of our clinical trials, the results in early phases of clinical testing are based upon limited numbers of patients and a limited follow-up period. Typically, our Phase I clinical trials for indications of safety enroll less than 50 patients. For example, our two IL-2 trials for head and neck cancer, which yielded positive results, enrolled a total of 25 patients and prescribed a six-month follow-up period. Our Phase II clinical trials for efficacy typically enroll less than 100 patients, and we anticipate that our Phase III clinical trials for IL-2 will enroll approximately 350-400 patients. Actual results with more data points may show less favorable results. In addition, we do not yet know if early results will have a lasting effect. If a larger population of patients does not experience similar results, or if these results do not have a lasting effect, our gene therapy or other products may not receive approval from the FDA. Moreover, any report of clinical trial results that are below the expectations of financial analysts or investors would most likely cause our stock price to drop dramatically.

Adverse events in the field of gene therapy may negatively impact regulatory approval or public perception of our potential products.

    The death in 2000 of a patient undergoing a physician-sponsored viral-based gene therapy trial has been widely publicized. Following this death and publicity surrounding the field of gene therapy, the FDA appears to have become more conservative regarding the conduct of gene therapy clinical trials. This approach by the FDA can lead to delays in the timelines for regulatory review, as well as potential delays in the conduct of our gene therapy clinical trials.

    In addition, the negative publicity around the field of gene therapy appears to have affected patients' willingness to participate in gene therapy clinical trials. If fewer patients are willing to participate in our clinical trials, the timelines for recruiting patients and conducting the trials will be delayed. The commercial success of our potential products will depend in part on public acceptance of the use of gene therapy for the prevention or treatment of human diseases. Negative public reaction to gene therapy in general could result in stricter labeling requirements of gene therapy products, including any of our products, and could cause a decrease in the demand for products we may develop.

Intense competition in the biopharmaceuticals market may adversely impact our business.

    The pharmaceutical and biotechnology industries are highly competitive. We are aware of several pharmaceutical and biotechnology companies that are pursuing gene therapeutics or are incorporating PEG technologies into new pharmaceuticals. For example, we are aware that Vical, Inc., Targeted Genetics Corp., GenVec Inc., Cell Genesys Inc., Avigen Inc. and GenStar Therapeutics Corp. are also engaged in developing gene therapies, and Enzon Inc. and Inhale Therapeutics are developing PEG technologies. Many of these companies are addressing diseases that have been targeted by us directly or through our corporate partners, and many of them may have more experience in these areas. We also face competition from biotechnology and pharmaceutical companies using more traditional approaches to treating human diseases. For example, the Interleukin-2 protein, for the treatment of metastic renal cell carcinoma and metastic melanoma, is currently marketed by Chiron Corporation. Similarly, Amgen, Inc. and Ortho Biotech Products, L.P. currently market erythropoetin for the treatment of anemia, a condition for which we are developing our EpoSwitch™ product. Our competitors may develop safer, more effective or less costly biologic delivery systems, gene therapeutics or chemical-based therapies. In addition, competitors may achieve superior patent protection or obtain regulatory approval or product commercialization earlier than we do.

    Many of our competitors have substantially more experience and financial and infrastructure resources than we do in the following areas:

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  research;

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  development, including clinical trials;

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  obtaining Food and Drug Administration and other regulatory approvals; and

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  manufacturing, marketing and distribution.

    Gene therapy and enhanced delivery of biologics are new and rapidly evolving fields and are expected to continue to undergo significant and rapid technological change. Rapid technological development by our competitors could result in our actual and proposed technologies, products or processes losing market share or becoming obsolete.

We face intense competition and other obstacles in recruiting the limited number of qualified personnel for key management, scientific and technical positions.

    Our success depends on our ability to attract and retain management, scientific and technical staff to develop our potential products and formulate our research and development strategy. We currently have approximately 20 open positions, primarily in quality assurance, quality control and bioprocessing, for which we are actively recruiting. The San Francisco Bay area, where our corporate headquarters and clinical development center are located, is home to a large number of biotechnology and pharmaceutical companies, and there are only a limited number of qualified individuals to fill key scientific and technical positions. Our recruiting efforts are further hampered by the high cost of living in the Bay Area and the competing opportunities in academia that may attract individuals with advanced scientific degrees. Although we have programs in place to retain personnel, including programs to create a positive work environment and competitive compensation packages, competition for key scientific and technical employees in our field is intense, and it may be difficult for us to retain our existing personnel or attract additional qualified employees. If we do not attract and retain qualified personnel, our research and development programs could be delayed and we could experience difficulties in generating sufficient revenue to maintain our business.

If we are unable to obtain rights to proprietary genes, proteins or other technologies, we will be unable to operate our business.

    Both our Genemedicine™ products and our PEGylated products involve multiple component technologies, many of which may be patented by others. For example, our products use gene sequences and/or proteins, some of which have been, or may be, patented by others. As a result, we may be required to obtain licenses to those gene sequences, proteins or other technologies. We may not be able to obtain a license to those technologies on reasonable terms, if at all. As a consequence, we might be prohibited from developing potential products or we might have to make cumulative royalty payments to several companies. These cumulative royalties would reduce amounts paid to us or could make our products too expensive to develop or market.

An inability to protect our patents and proprietary rights may adversely impact our business.

    We may be unable to adequately protect our proprietary rights, which may limit our ability to compete effectively. Our success will depend to a significant degree on our ability to:

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  obtain patents and licenses to patent rights;

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  preserve trade secrets; and

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  operate without infringing on the proprietary rights of others.

    We own or have licenses to patents on a number of genes, processes, practices and techniques critical to our existing and potential gene therapy or other products. Patent positions in the field of biotechnology are highly uncertain and involve complex legal, scientific and factual questions. Our patent applications may not result in issued patents. Even if we secure a patent, the patent may not afford adequate protection against our competitors. If we fail to obtain and maintain patent protection for our technologies, our competitors may market competing products that threaten our market position. In addition, the failure of our licensors to obtain and maintain patent protection for technology they license to us could similarly harm our business.

    On April 10, 2001, we announced that our wholly-owned subsidiary, PolyMASC Pharmaceuticals, filed a lawsuit against ALZA Corporation for patent infringement, based on ALZA's manufacture and sale of its liposomal product, Doxil® and Caelyx®. The lawsuit was filed in the U.S. District Court in Delaware, and alleges infringement of PolyMASC's U.S. Patent Number 6,132,763, entitled "Liposomes." A trial is anticipated to begin in December 2002, which if resolved in ALZA's favor, will substantially harm our ability to enforce the patent.

    We have received notification that ALZA has filed a Demand for an Invalidation Trial with the Japanese Patent Office, requesting invalidation of claim 5 of Japanese Patent No. 2948246, which is the Japanese counterpart to the U.S. patent described above. With this action ALZA is appealing the previous finding of the Opposition Division of the Japanese Patent Office in favor of the Company's patent. If this appeal is successful, we will be unable to enforce the patent in Japan against ALZA or other parties.

    In any event, these and other intellectual property disputes could be costly, could divert management's attention and resources away from our operations, and could subject us to significant liability for damages or invalidation of our patent rights.

    As the biotechnology industry expands, the risks increase that other companies may challenge our proprietary rights or claim that our processes and potential products infringe on their patents. If we infringe on another company's patented processes or technology, we may have to obtain a license in order to continue manufacturing or marketing the affected product or using the affected process or have to pay damages. We may be unable to obtain a license on acceptable terms or at all.

    We also rely on unpatented trade secret technologies. Because these technologies do not benefit from the protection of patents, we may be unable to meaningfully protect these trade secret technologies from unauthorized use or misappropriation by a third party.

We have a history of losses and may never be profitable.

    We have engaged in research and development activities since our inception. We have generated only small amounts of revenue and have experienced significant operating losses since we began business. For the twelve months ended June 30, 2001, we recorded total revenues of $4.6 million and a net loss of $38.2 million and for the three months ended September 30, 2001, our revenues were $1.7 million and our net loss was $7.6 million. As of September 30, 2001 we had an accumulated deficit totaling $166.7 million. The development of our products will require significant additional research and development activities. These activities, together with general and administrative expenses, are expected to result in operating losses for the foreseeable future.

We must be able to continue to secure additional financing in order to fund our operations.

    The development and marketing of our potential products will require substantial additional financial resources. Because we cannot expect internally generated cash flow to fund the development and marketing of our products, we must look to outside sources for funding. These sources could involve one or more of the following types of transactions:

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  technology partnerships;

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  technology sales;

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  technology licenses;

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  issuance of debt securities; or

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  sales of common or preferred stock.

Our future capital requirements will depend on many factors, including:

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  scientific progress in our research and development programs;

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  size and complexity of such programs;

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  scope and results of preclinical studies and clinical trials;

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  ability to establish and maintain corporate collaborations;

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  time and costs involved in obtaining regulatory approvals;

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  time and costs involved in filing, prosecuting and enforcing patent claims;

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  competing technological and market developments; and

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  the cost of manufacturing material for preclinical, clinical and commercial purposes.

    We have financed our operations primarily through the sale of equity securities and through corporate collaborations. We raised $27.9 million in our initial public offering in September 1999, $19.5 million through a private placement of our common stock in April 2000 and $31.5 million through the sale of redeemable convertible preferred stock and common stock warrants in December 2000. Since September 1999, we have received $5.2 million from corporate collaborations of which $4.4 million was from Roche Holdings and $800,000 from Boehringer Ingelheim. In addition, since September 1999, we have received $960,000 from licensing our technologies to others. We have not generated significant royalty revenues from product sales, and we do not expect to do so for the foreseeable future, if ever. Our cash and investments at June 30, 2001 were $37.3 million. We expect that our existing resources will enable us to maintain our operations through at least September 30, 2002 as our projected net cash spending rate is expected to be approximately $30.0 million for the next twelve months. However, we may require additional funding prior to such time.

If the market price of our common stock continues to be highly volatile, the value of your investment in the common stock could decline.

    Within the last 12 months, our common stock has traded between $9.25 and $2.70. The market price of the shares of common stock for our company has been and may continue to be highly volatile. Public announcements may have a significant impact on the market price of our common stock. These announcements may include:

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  results of our clinical trials and preclinical studies, or those of our corporate partners or competitors;

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  our operating results;

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  developments in our relationships with corporate partners;

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  developments affecting our corporate partners;

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  negative regulatory action or regulatory approval with respect to our announcement or our competitors' announcement of new products;

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  developments related to our patents or other proprietary rights or those of our competitors;

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  changes in the position of securities analysts with respect to our stock;

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  operating results below the expectations of public market analysts and investors; and

  •
  market conditions for biopharmaceutical or biotechnology stock in general.

    The stock market has from time to time experienced extreme price and volume fluctuations, which have particularly affected the market prices for emerging biotechnology and biopharmaceutical companies, and which have often been unrelated to their operating performance. These broad market fluctuations may adversely affect the market price of our common stock. In addition, sales of substantial amounts of our common stock in the public market could lower the market price of our common stock.

Conversion of Series A preferred shares and the exercise of the related warrants could affect the market price of our common stock.

    On December 5, 2000, we issued 31,500 shares of our Series A convertible redeemable preferred stock, $1,000 stated value per share, and warrants to purchase an aggregate of 1,266,828 shares of our common stock with an exercise price of $10.25 per share, subject to adjustment. The Series A preferred stock is entitled to cumulative dividends that accrue at an annual rate of 5%, payable quarterly. Each share of Series A preferred stock is convertible into a number of shares of our common stock equal to the stated value of the preferred stock, plus accrued and unpaid dividends, divided by the fixed conversion price of $9.00 per share, subject to adjustment.

    To the extent shares of Series A preferred stock are converted, the warrants are exercised and the dividends on the Series A preferred stock are paid in shares of common stock rather than cash, a significant number of shares of our common stock would be issued and could result in substantial dilution to our stockholders. These shares may be sold into the market, which could cause the price to decline and may result in substantial dilution to our stockholders.

The sale and issuance of the Series A preferred stock will impact earnings available to common stockholders.

    Under accounting rules, approximately $7.1 million of the proceeds from our sale of Series A convertible redeemable preferred stock was allocated to the common stock warrants and the conversion feature and are reflected as additional paid-in capital. This $7.1 million will be accreted to the preferred stock amount over the term of the initial 3.5 year redemption period. This accretion, along with the preferred stock dividend, will increase the net loss (reduce the net income) available to common stockholders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    The federal securities laws provide for a safe harbor for certain forward-looking statements. This safe harbor protects us from liability in a private action arising under either the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, for forward-looking statements that are identified as such and accompanied by meaningful cautionary statements, or are immaterial.

    This prospectus contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions, or future events. In some cases, you can identify forward-looking statements by terminology such as "anticipate," "estimate," "plan," "project," "continuing," "ongoing," "expect," "believe," "intend," "may," "will," "should," "could," and similar expressions. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances, or achievements expressed or implied by the forward-looking statements. Consequently, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in greater detail under the section entitled "Risk Factors" above.

    The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

    Except as otherwise provided in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities for general corporate purposes, which may include funding research, development and product manufacturing, increasing our working capital, reducing indebtedness, acquisitions or investments in businesses, products or technologies that are complementary to our own, and capital expenditures. Pending the application of the net proceeds, we expect to invest the proceeds in investment-grade, interest-bearing securities.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS

Ratio Of Earnings To Combined Fixed Charges And Preferred Stock Dividends

    Our ratio of earnings to fixed charges are computed by dividing earnings (loss) by fixed charges. Earnings consist of our net loss before income taxes and fixed charges. Fixed charges consist of interest on all indebtedness, amortization of debt issuance costs and the portion of rental expense representative of interest. Preferred stock dividend requirements include preferred stock dividends and any accretion of the carrying value of the preferred stock.

    The following table sets forth our ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

For the period ended
June 30,					September 30
1997	1998	1999	2000	2001	2001
—	—	—	—	—	—

    Earnings, as defined, for the fiscal years ended June 30, 1997, 1998, 1999, 2000 and 2001, and for the fiscal quarter ended September 30, 2001 were insufficient to cover fixed charges and preferred stock dividends by the amount of the net loss (in thousands) of $(4,947), $(8,378), $(44,680), $(47,655), $(38,199) and $(7,622), respectively.

GENERAL DESCRIPTION OF SECURITIES

    We, directly or through agents, dealers or underwriters designated from time to time, may offer, issue and sell, together or separately, in one or more offerings, up to $45,000,000 in the aggregate of:

  •
  shares of our preferred stock, par value $0.001 per share, in one or more series;

  •
  shares of our common stock, par value $0.001 per share;

  •
  warrants to purchase our common stock or our preferred stock; or

  •
  any combination of the foregoing, either individually or as units consisting of one or more of the foregoing, each on terms to be determined at the time of sale.

    We may issue preferred stock that is exchangeable for or convertible into shares of common stock or another series of preferred stock. The preferred stock, the common stock and the warrants are collectively referred to herein as the securities. When a particular series of securities is offered, a supplement to this prospectus will be delivered with this prospectus, which will set forth the terms of the offering and sale of the offered securities.

DESCRIPTION OF PREFERRED STOCK

    The following description of the terms of the preferred stock sets forth certain general terms and provisions of the preferred stock. The applicable prospectus supplement for a particular series of preferred stock may specify different or additional terms. The description of certain provisions of the preferred stock set forth below and in any prospectus supplement is not complete and is subject to and qualified in its entirety by reference to our certificate of incorporation and the applicable certificate of designations for a series of the preferred stock, to be filed with the Securities and Exchange Commission at or prior to the time of the issuance of such series of the preferred stock.

General

    We have authority to issue 10,000,000 shares of preferred stock, 31,800 shares of which are designated Series A convertible redeemable preferred stock. As of the date of this prospectus, 31,500 shares of our Series A convertible redeemable preferred stock are outstanding.

    Our certificate of incorporation permits our board of directors, or a duly authorized committee thereof, to authorize without further stockholder action the issuance of up to the remaining 9,968,200 shares of our preferred stock, in one or more series, with such voting powers, full or limited, and with such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof. The issuance of the preferred stock could adversely affect the voting power of our common stockholders and the likelihood that such holders will receive dividend payments and payments upon liquidation. The issuance of preferred stock could also have the effect of delaying, deferring or preventing a change in control.

    The preferred stock shall have the dividend, liquidation, redemption and voting rights set forth below unless we provide otherwise in an applicable prospectus supplement. Reference is made to the prospectus supplement relating to the particular series of the preferred stock offered thereby for specific terms, including:

  •
  the designation and stated value per share of such preferred stock and the number of shares offered;

  •
  the amount of liquidation preference per share;

  •
  the initial public offering price at which such preferred stock will be issued;

  •
  the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall accrue, if any;

  •
  any redemption or sinking fund provisions;

  •
  any conversion or exchange rights; and

  •
  any additional rights, preferences, privileges, limitations and restrictions.

    The preferred stock will, if and when issued, be fully paid and nonassessable and will have no preemptive rights. The rights of the preferred stockholders will be subordinate to those of our general creditors.

Dividend Rights

    When, as and if declared by our board of directors, preferred stockholders will be entitled to receive, out of our funds legally available therefor, cash dividends on such terms as set forth in the applicable prospectus supplement. Such rate may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on our stock books on the record date(s) as fixed by our board of directors.

    Such dividends may be cumulative or noncumulative, as provided in the applicable prospectus supplement. If our board of directors fails to declare a noncumulative dividend payable on a series of preferred stock, then the right to receive that dividend will be lost, and we will have no obligation to pay that dividend, regardless of whether dividends on such series are declared payable in the future. Cumulative dividends on the shares of each series of preferred stock will accrue from the original issuance date of such securities.

    Currently, we do not have any obligations that restrict our ability to pay dividends on our capital stock. However, in the future, we may enter into bank credit agreements, and we may issue debt securities from time to time that may restrict our ability to declare or pay dividends on our capital stock.

    As long as we have paid, declared or set aside full dividends on all outstanding shares of preferred stock (and all other securities ranked senior or on par with such preferred stock), then we may:

  •
  declare dividends on our common stock and any other stock ranked junior to such series of preferred stock (we refer to such securities as junior stock);

  •
  make payment on account of, or set apart money for, the purchase, redemption or other retirement of, or for a sinking or other analogous fund for, any shares of junior stock; or

  •
  make a distribution to the junior stock of cash, property, obligations or shares of junior stock which are only convertible into, or exchangeable or exercisable for other shares of junior stock.

Liquidation Preferences

    In the event of our voluntary or involuntary liquidation, dissolution or winding up, the preferred stockholders will be entitled to receive out of our assets available for distribution the amount set forth in the applicable prospectus supplement before any distribution of assets is made to the holders of junior stock.

    If, upon our voluntary or involuntary liquidation, dissolution or winding up, the amounts payable to equally ranked series of preferred stock are not paid in full, such preferred stockholders will share ratably in any such distribution in proportion to the full respective preferential amounts to which they are entitled. Unless we provide otherwise in the applicable prospectus supplement, the holders of preferred stock will be entitled to no further participation in any distribution after they receive their full preferential amount.

Redemption

    A series of preferred stock may be redeemable, at our option in whole or in part, from time to time and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon the terms, times and at the redemption prices set forth in the applicable prospectus supplement. Shares of redeemed preferred stock will be restored to the status of authorized but unissued shares.

    If not all of the outstanding shares of a series of the preferred stock are redeemed, whether by mandatory or optional redemption, the number of shares to be redeemed will be determined by lot or pro rata, subject to rounding to avoid fractional shares, as may be determined by us or by any other method we determine in our sole discretion to be equitable. Unless we default on the payment of the redemption price, after the redemption date dividends will cease to accumulate on such shares of the preferred stock and all rights of the holders thereof, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, will cease.

    Unless otherwise specified in the applicable prospectus supplement, as long as we are in arrears on any dividends payable to a series of preferred stock ranked equally with regard to dividends and distribution of assets, no shares of such preferred stock will be redeemed, whether by mandatory or optional redemption. Unless all such shares are redeemed simultaneously, we will not purchase or otherwise acquire such shares; provided, however, that the foregoing will not prevent the purchase or acquisition of such shares pursuant to a purchase or exchange offer made on the same terms to all holders of such shares.

Conversion and Exchange Rights

    The terms, if any, on which shares of the preferred stock may be exchanged for or converted into shares of common stock, another series of the preferred stock or any other security, will be set forth in the applicable prospectus supplement. Such terms may include provisions for mandatory or optimal conversion of the preferred stock, into shares of common stock, or shares of another series of the preferred stock.

Voting Rights

    Except as indicated in the applicable prospectus supplement, or as required by law, the holders of the preferred stock will not be entitled to vote for any purpose.

DESCRIPTION OF COMMON STOCK

    We have authority to issue 45,000,000 shares of common stock. As of September 24, 2001, 29,908,504 shares of our common stock were outstanding.

    The holders of common stock are entitled to one vote per share on all matters to be voted on by stockholders, including the election of directors. Stockholders are not entitled to cumulative voting rights, and, accordingly, the holders of a majority of the shares voting for the election of directors can elect our entire board of directors if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any person to our board of directors.

    The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors, in its discretion, from funds legally available therefor and subject to prior dividend rights of holders of any shares of preferred stock which may be outstanding. Bank credit agreements that we may enter into from time to time and debt securities that we may issue from time to time may restrict our ability to declare or pay dividends on our common stock. Upon our liquidation, dissolution or winding up, subject to prior liquidation rights of the holders of preferred stock, the holders of common stock are entitled to receive on a pro rata basis our remaining assets available for distribution. Holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All outstanding shares of common stock are, and all shares being offered by this prospectus will be, fully paid and non-assessable.

DESCRIPTION OF WARRANTS

    We may issue equity warrants to purchase preferred stock or common stock. The warrants may be issued independently or together with other securities and may be attached to or separate from the securities. The warrants are to be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the applicable prospectus supplement. The following description of warrants will apply to the warrants offered by this prospectus unless we provide otherwise in the applicable prospectus supplement.

Equity Warrants

    The applicable prospectus supplement will describe the following terms of equity warrants offered:

  •
  the title of the equity warrants;

  •
  the securities (i.e., preferred stock or common stock) for which the equity warrants are exercisable;

  •
  the price or prices at which the equity warrants will be issued;

  •
  if applicable, the designation and terms of the preferred stock or common stock with which the equity warrants are issued, and the number of equity warrants issued with each share of preferred stock or common stock;

  •
  if applicable, the date on and after which the equity warrants and the related preferred stock or common stock will be separately transferable;

  •
  if applicable, a discussion of any material federal income tax considerations; and

  •
  any other terms of the equity warrants, including terms, procedures and limitations relating to the exchange and exercise of equity warrants.

    Holders of equity warrants will not be entitled, by virtue of being such holders, to vote, consent, receive dividends, receive notice as stockholders with respect to any meeting of stockholders, or to exercise any rights whatsoever as stockholders.

    The exercise price payable and the number of shares of common stock or preferred stock purchasable upon the exercise of each equity warrant will be subject to adjustment in certain events, including the issuance of a stock dividend to holders of common stock or preferred stock or a stock split, reverse stock split, combination, subdivision or reclassification of common stock or preferred stock. In lieu of adjusting the number of shares of common stock or preferred stock purchasable upon exercise of each equity warrant, we may elect to adjust the number of equity warrants. No adjustments in the number of shares purchasable upon exercise of the equity warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. We may, at our option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of equity warrants, but we will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the foregoing, in case of any consolidation, merger, or sale or conveyance of all or substantially all of our assets, the warrant holder shall have the right to the kind and amount of shares of stock, other securities and/or property, including cash, receivable by a holder of the number of shares of common stock or preferred stock into which the equity warrant was exercisable immediately prior to such transaction.

Exercise of Warrants

    Each warrant will entitle the holder to purchase for cash such principal amount of securities or shares of stock at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

    The warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the warrant certificate properly completed and duly executed as indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

PLAN OF DISTRIBUTION

    We may sell securities to one or more underwriters for public offering and sale by them and may also sell securities to investors directly or through agents. We have reserved the right to sell securities directly to investors on our own behalf in those jurisdictions where and in such manner as we are authorized to do so.

    The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. Sales of securities offered pursuant to this registration statement may be effected from time to time in one or more transactions on the Nasdaq National Market or in negotiated transactions or a combination of these methods. We may also, from time to time, authorize dealers, acting as our agents, to offer and sell securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent.

    Underwriters may sell securities to or through dealers and they may pay the dealers compensation in the form of discounts, concessions or commissions. Any purchasers may also pay the dealers' commissions. Dealers and agents participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. Unless we provide otherwise in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

    We will identify any underwriter, dealer or agent involved in the offer and sale of securities and set forth any compensation that we paid to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, in the applicable prospectus supplement.

    We may enter into agreements with underwriters, dealers and agents which may entitle them to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Exchange Act, and to reimbursement by us for certain expenses.

    In a firm commitment offering of a series of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we have sold to them. In such circumstances, such persons would cover the over-allotments or short positions by purchasing in the open market or by exercising the over-allotment option granted to such persons. In addition, such persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in any such offering may be reclaimed if securities that they sold are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

USE OF PROSPECTUS

    We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement as if we had authorized it. This prospectus and the accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is correct on any date after their respective dates, even though this prospectus or a prospectus supplement is delivered or securities are sold on a later date.

INCORPORATION BY REFERENCE

    We have elected to "incorporate by reference" certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission:

  •
  Annual Report on Form 10-K for the fiscal year ended June 30, 2001;

  •
  Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001; and

  •
  the description of our common stock contained in our Registration Statement on Form 8-A (File No. 000-22987), filed with the Securities and Exchange Commission on August 15, 1997, and the amendment thereto, filed with the Securities and Exchange Commission on October 29, 1998.

    We are also incorporating by reference all other reports that we file with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act (other than information in such documents that is deemed not to be filed) between the date of this prospectus and the termination of the offering.

    This prospectus may not be used to consummate sales of offered securities unless accompanied by a prospectus supplement. The delivery of this prospectus together with a prospectus supplement relating to particular offered securities in any jurisdiction shall not constitute an offer in the jurisdiction of any other securities covered by this prospectus.

    We will provide to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus but not delivered with this prospectus. To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write to Valentis, Inc., Attention: Investor Relations, 863A Mitten Road, Burlingame, California 94010 (telephone (650) 697-1900). The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

AVAILABLE INFORMATION

    We are subject to the information requirements of the Securities Exchange Act and we therefore file periodic reports, proxy statements and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters. The reports, proxy statements and other information we file may be inspected and copied at prescribed rates at the Securities and Exchange Commission's Public Reference Room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Securities and Exchange Commission's Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet site that contains reports, proxy statements and other information regarding issuers like us that file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission's Internet site is http://www.sec.gov.

    This prospectus constitutes part of a registration statement on Form S-3 filed under the Securities Exchange Act with respect to the securities. As permitted by the Securities and Exchange Commission's rules, this prospectus omits some of the information, exhibits and undertakings included in the registration statement. You may read and copy the information omitted from this prospectus but contained in the registration statement, as well as the periodic reports and other information we file with the Securities and Exchange Commission, at the public reference facility maintained by the Securities and Exchange Commission in Washington, D.C.

    Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

LEGAL MATTERS

    Certain legal matters with respect to the securities offered hereby will be passed upon for us by Latham & Watkins, Menlo Park, California. Alan C. Mendelson, one of our directors, is a partner of Latham & Watkins. Certain legal matters will be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable prospectus supplement.

EXPERTS

    Ernst & Young LLP, independent auditors have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

QuickLinks

THE COMPANY
THE OFFERING
USE OF PROCEEDS
UNDERWRITING
LEGAL MATTERS

THE COMPANY
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
GENERAL DESCRIPTION OF SECURITIES
DESCRIPTION OF PREFERRED STOCK
DESCRIPTION OF COMMON STOCK
DESCRIPTION OF WARRANTS
PLAN OF DISTRIBUTION
USE OF PROSPECTUS
INCORPORATION BY REFERENCE
AVAILABLE INFORMATION
LEGAL MATTERS
EXPERTS